Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of The Progressive Corporation of our report dated February 28, 2022 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in the 2021 Annual Report to Shareholders, which is incorporated by reference in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the incorporation by reference of our report dated February 28, 2022 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

November 3, 2022